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EXHIBIT 21.  SUBSIDIARY OF PRINCETON NATIONAL BANCORP, INC.




Citizens First National Bank          Princeton National Bancorp,
                                      Inc. owns 100 percent of
                                      the shares of Citizens
                                      First National Bank.